Exhibit 10.24

AMENDMENT NO. 3

TO

AMERICAN CRYSTAL SUGAR COMPANY

2005 LONG TERM INCENTIVE PLAN

WHEREAS, the Board of Directors of American Crystal Sugar Company (“ACSC”) previously adopted the American Crystal Sugar Company 2005 Long Term Incentive Plan (the “Plan”), generally effective January 1, 2005; and

WHEREAS, pursuant to Article 11 of the Plan, the Board of Directors has the authority to amend the Plan at any time; and

WHEREAS, the Board of Directors deems it necessary to amend the Plan with regard to the investment options available for adjusting participants’ deferred compensation accounts;

NOW, THEREFORE, RESOLVED, that, effective January 1, 2009, the American Crystal Sugar Company 2005 Long Term Incentive Plan be and it is hereby amended as follows:

1.                                       Section 7.3 of Article 7 of the Plan is hereby amended in its entirety to read as follows:

“Section 7.3                                Valuation of Deferred Compensation Account.

(a)           A Participant may request that his Deferred Compensation Account be allocated among the available investment options established by the Company.  The initial allocation request shall remain in effect for all subsequent deferrals until changed by the Participant.  A Participant may change his or her investment allocation by completing such written or electronic forms as may be required by the Company, and shall become effective as soon as administratively feasible after the Company or other person identified on such forms receives the Participant’s request.  Although the Company intends to invest the amounts credited to the Participant’s Deferred Compensation Account according to the Participant’s requests, it reserves the right to invest such amounts without regard to such requests.

(b)           Each Participant’s Deferred Compensation Account shall be valued as of the last day of each Plan Year and as of such other dates as are selected by the Company.  Such valuation shall reflect the aggregate amounts credited to the Deferred Compensation Account pursuant to Section 4.1, Section 6.5, Section 6.6 or Section 7.2 of the Plan and any earnings or losses credited to the Participant’s Deferred Compensation Account based upon the earnings or losses of the investment options applicable to the Participant’s Deferred Compensation Account pursuant to this Section 7.3.  For purposes of crediting earnings or losses as of a valuation date, all amounts credited to the Participant’s Deferred Compensation Account since the prior valuation date will be treated as having been credited as of the prior valuation date.”

2.             Except as expressly modified herein, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Chief Executive Officer of American Crystal Sugar Company has caused this instrument to be executed as of this 11th day of December, 2008.

AMERICAN CRYSTAL SUGAR COMPANY

		By	/s/ David A. Berg
David A. Berg, Chief Executive Officer

STATE OF MINNESOTA	)
) SS.
COUNTY OF CLAY	)

On this 11th day of December, 2008, before me personally appeared David Berg, to me personally known, who, being by me first duly sworn, did depose and say that he the Chief Executive Officer of American Crystal Sugar Company, the corporation named in the foregoing instrument; that the seal (if any) affixed to said instrument is the corporate seal of said corporation, and that said instrument was signed and sealed (if sealed) on behalf of said corporation by authority of its Board of Directors; and he acknowledged said instrument to be the free act and deed of said corporation.

/s/ Karen Brown
Notary Public